EXHIBIT 99.1

News Release

FOR IMMEDIATE WORLDWIDE RELEASE

Investor Contact:

Mark Namaroff

(978) 326-4058

investorrelations@analogic.com

Analogic Announces Resignation of Chief Financial Officer

PEABODY, Mass. (March 30, 2015) – Analogic Corporation (Nasdaq:ALOG), enabling the world’s medical imaging and aviation security technology, today announced the resignation of Michael Levitz, senior vice president, chief financial officer and treasurer effective April 24, 2015. Mr. Levitz has decided to accept the chief financial officer role at Insulet Corporation. Following Mr. Levitz’s departure, Michael Bourque, Analogic’s vice president and corporate controller, will serve as interim chief financial officer. The Company has initiated the search for a permanent replacement.

Jim Green, president and CEO commented, “Mike Levitz has been a key member of our senior leadership team during his tenure with our Company. Through his efforts, we have developed a strong finance organization that is integral to our Company’s success. We wish Mike the very best as he pursues a unique opportunity and enters the next phase of his career.”

About Analogic

Analogic (Nasdaq:ALOG) provides leading-edge healthcare and security technology solutions to advance the practice of medicine and save lives. We are recognized around the world for advanced imaging and real-time guidance technologies used for disease diagnosis and treatment as well as for automated threat detection. Our market-leading ultrasound systems, led by our flagship BK Ultrasound brand, used in procedure-driven markets such as urology, surgery, and point-of-care, are sold to clinical practitioners around the world. Our advanced imaging technologies are also used in computed tomography (CT), magnetic resonance imaging (MRI) and digital mammography systems, as well as automated threat detection systems for aviation security. Analogic is headquartered just north of Boston, Massachusetts. For more information, visit www.analogic.com.

Analogic and the globe logo are registered trademarks of Analogic Corporation.

Analogic Corporation         8 Centennial Drive, Peabody, MA 01960         978-326-4000         www.analogic.com